UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2009

Palm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

950 W. Maude Avenue, Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 617-7000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 3, 2008, Palm, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3ASR (the “Registration Statement”) (SEC File No. 333-154941) in connection with the sale from time to time by the Company or any selling security holders of the Company of its common stock, preferred stock, debt securities, depositary shares representing preferred stock, warrants to purchase the Company’s debt or equity securities or securities of third parties or other rights, or units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The Company is filing as Exhibit 1.1 a form of Underwriting Agreement, which is hereby incorporated by reference into the Registration Statement.

On March 9, 2009, the Company issued a press release announcing that, subject to market conditions, it is exercising its right to remarket approximately 18.5 million common shares underlying 49% of the units of Series C preferred stock and warrants acquired by Elevation Partners, L.P. and Elevation Employee Side Fund, LLC in January 2009. In addition, the underwriters will have the right to purchase an additional 2.8 million common shares from the Company to cover over-allotments, if any. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

The following risk factors were included in a preliminary prospectus supplement filed today with the SEC.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events described in the following risks actually occur, our business, financial condition and results of operations could suffer. In that event, the price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Caution Concerning Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Business

If we do not successfully launch our Palm Pre and Palm webOS or fail to do so in a timely manner, or if the Palm Pre is not accepted by wireless carriers or end users, our business, results of operations and financial condition will be adversely affected.

In the first quarter of calendar year 2009, we announced our new operating system, or OS, the Palm webOS mobile platform, and our Palm Pre, the first smartphone to be based on the new platform. Unlike the Palm OS and Windows Mobile OS, which are the operating systems in our existing products, the Palm webOS has not been commercially tested and we have not had the advantage of working with and refining the operating system over a long period of time.

We have announced that we expect the Palm Pre with Palm webOS to be completed in time to make the Palm Pre available in the United States in the first half of calendar year 2009. If we are unable to develop the Palm webOS or related software or introduce the Palm Pre in a timely manner, or if Palm Pre is not accepted by Sprint or other wireless carrier customers or end users, our revenues, results of operations, financial condition, reputation and ability to compete would also be adversely impacted.

Because the Palm Pre is our first product based on the Palm webOS and comes at a time when revenues from most of our legacy products are declining, the importance of the Palm Pre and Palm webOS to our business substantially magnifies the risks expressed throughout this “Risk Factors” section with respect to our products and our business. Some of these risks include:

•	our ability to launch the Palm Pre and related services successfully and in a cost-effective and timely manner;

•	our having sufficient working capital and other resources to support the Palm Pre and related services in the event that the Palm Pre is not launched on a timely basis;

•	the effect of errors or defects in the Palm Pre or Palm webOS or any components, software applications or other elements of the Palm Pre or Palm webOS;

•	the ability of the Palm Pre to compete with alternative products;

•	our dependence on wireless carriers, particularly Sprint which initially will be the exclusive wireless carrier for the Palm Pre in the United States;

•	certification of the Palm Pre by Sprint and other wireless carriers;

•	our ability to accurately forecast demand for the Palm Pre;

•	dependence on suppliers, including sole source suppliers, for components, software applications and other elements of the Palm Pre;

•	dependence on a sole source provider for the Palm Pre in a new manufacturing relationship for Palm;

•	acceptance of the Palm webOS by wireless carriers and end users;

•	whether the third-party developer community will embrace Palm webOS and produce applications that integrate successfully with Palm webOS; and

•	the potential for claims that the Palm Pre or Palm webOS infringe the intellectual property rights of third parties or are subject to conditions or restrictions under open source licenses.

These risks relating to the launch of our Palm Pre and Palm webOS products and services may adversely affect our results of operations and financial condition, including our revenues, liquidity, reputation and ability to compete.

Current recessionary economic and financial market conditions as well as our continued investment in our corporate transformation, including the transition to the Palm webOS platform, have had and will continue to have a negative effect on our liquidity. We may need or find it advisable to seek additional funding which may not be available or which may result in substantial dilution to the value of our common stock. If we seek additional funding, adequate funds may not be available on favorable terms, or at all. Inadequate liquidity could adversely affect our business operations in the future.

We currently believe that we have sufficient cash, cash equivalents and short-term investments to meet our anticipated operating cash requirements and debt service or repayment obligations for at least the next 12 months. Although we believe that we can meet our liquidity needs for at least the next 12 months, we have had net losses since the beginning of fiscal year 2008 and our actual level of losses for the last four fiscal quarters were unanticipated 12 months ago which have resulted in decreases in our cash, cash equivalents and short-term investment balances during the last four quarters. We have announced that our cash, cash equivalents and short-term investments balance is expected to be between $215 million and $220 million at the end of the third quarter of fiscal year 2009, and that we expect to report revenues for the third quarter of fiscal year 2009 in the range of $85 million to $90 million. The revenue declines versus our second quarter of fiscal year 2009 and third quarter of fiscal year 2008 are the result of reduced demand for our maturing legacy smartphone products, the challenging economic environment and later-than-expected shipments of the Treo Pro in the United States. We expect declining revenues and continued margin pressure from our legacy product lines in the fourth quarter of fiscal year 2009. Because our products compete for a share of consumer disposable income and business spending, our liquidity position and operating performance were negatively affected by the current recessionary economic conditions and by other financial business factors, many of which are beyond our control. The economic conditions have generally worsened during fiscal year 2009. We do not believe it is likely that these adverse economic conditions, and their effect on consumer and business purchasing patterns, will improve significantly in the near term.

We require substantial liquidity to continue spending to support product development, production and launches, including with respect to the Palm Pre and Palm webOS, to implement cost savings and restructuring plans, to meet scheduled debt and lease payment requirements and to run our regular business operations. If our liquidity continues to diminish, we may reach the point at which we operate at or close to the minimum cash levels necessary to support our current business operations, and we may be forced to further curtail spending, research and development activities, marketing activities and other programs that are important to the future success of our business. In addition, if our liquidity substantially decreases, it may affect our business relationships with our customers and/or our suppliers who may seek more restrictive payment terms, assurances regarding our ability to meet our obligations and to sustain regular business operations and other concessions. If this were to happen, our need for cash resources would be intensified.

Our ability to maintain required liquidity levels will depend significantly on factors such as:

•	the timely launch and commercial success of the Palm Pre and of future products based on our Palm webOS;

•	the level of continuing sales of our Treo and Centro smartphones;

•	the successful completion of Palm webOS and its subsequent acceptance by the developer community and by our customers; and

•	our ability to manage operating expenses and capital spending.

If revenues from our smartphones fail to meet expectations or we are unable to complete our new Palm webOS and manufacture and/or ship our Palm Pre smartphone products to our customers in a timely or acceptable manner and we are unable to maintain our required liquidity levels through other means, our business plans, results of operations and financial condition would be adversely impacted.

In these circumstances, we may find it necessary or advisable to seek additional funding. The current economic and financial market conditions and our corporate credit rating may make it difficult to obtain funding in the securities and credit markets as well as under our existing credit facilities. Moreover, if we are unable to timely introduce the Palm Pre, it may further complicate our ability to obtain such additional funding in an already difficult market. If we seek additional funding, adequate funds may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, or at all, we may be unable to adequately fund our business plans and it could have a negative effect on our business, results of operations and financial condition. In addition, if funds are available, the issuance of equity securities or securities convertible into equity could dilute the value of shares of our existing common stock and other equity securities and cause the market price of our common stock to fall. The issuance of additional debt or incurrence of borrowing could impose restrictive covenants in addition to those to which we are already subject under our existing credit facility, which could impair our ability to engage in certain business transactions.

If we fail to develop and introduce new products and services successfully and in a cost-effective and timely manner, we will not be able to compete effectively and our ability to generate revenues will suffer.

We operate in a highly competitive, rapidly evolving environment, and our success depends on our ability to develop and introduce new products and services that our customers and end users choose to buy. If we are unsuccessful at developing and introducing new products and services, including the Palm Pre with Palm webOS, that are appealing to our customers and end users with acceptable quality, prices and terms, or if the effort of migrating from existing products and services to new products and services is considered to be excessive by end users, we will not be able to compete effectively and our ability to generate revenues will suffer. The development of new products and services is very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to accurately anticipate technological trends or our end users’ needs or preferences or are unable to complete the development of products and services in a cost-effective and timely fashion, we will be unable to introduce new products and services into the market or successfully compete with other providers. Even if we complete the development of our new products and services in a cost-effective and timely manner, they may not gain traction in the market at all or at anticipated levels.

As we introduce new or enhanced products, such as the Palm Pre, or integrate new technology into new or existing products, we face risks including, among other things, disruption in customers’ ordering patterns, excessive levels of existing product inventories, revenue deterioration in our existing product lines, as we are currently experiencing with our legacy smartphone products, insufficient supplies of new products to meet customers’ demand, possible product and technology defects and a potentially different sales and support environment. Premature announcements or leaks of new products, features or technologies may exacerbate some of these risks. Our failure to manage the transition to newer products or the integration of newer technology into new or existing products could adversely affect our business, results of operations and financial condition.

Our products may contain errors or defects, which could result in the rejection or return of our products, damage to our reputation, lost revenues, diverted development resources and increased service costs, penalties, duties to repair, warranty claims and litigation.

Our products are complex and must meet stringent user requirements. In addition, we warrant that our products will be free of defect for 90 to 365 days after the date of purchase, depending on the product. In Europe, we are required in some countries to provide a two-year warranty for certain defects. In addition, certain of our contracts with wireless carriers include epidemic failure clauses with low thresholds that we have in some instances exceeded. If invoked, these clauses may entitle the wireless carrier to return or obtain credits for products in inventory or to cancel outstanding purchase orders.

In addition, we must develop our hardware and software application products quickly to keep pace with the rapidly changing mobile-product market, and we have a history of frequently introducing new products. Products as sophisticated as ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products, damage claims, penalties, duties to repair, litigation and recalls and jeopardize our relationship with wireless carriers. End users may also reject or find issues with our products and have a right to return them even if the products are free from errors or defects. In either case, returns or quality issues could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs, additional contractual obligations to wireless carriers and warranty claims and litigation which could harm our business, results of operations and financial condition.

We have announced our new OS, Palm webOS, which will be available on the Palm Pre and future smartphones. We have not had the opportunity to work with or refine Palm webOS for a substantial period of time or to subject it to commercial testing. Given the nature of software, particularly software as complex as Palm webOS, we cannot be certain that Palm webOS will be free of significant software defects or bugs. Early detection of such defects or bugs by us could delay the launches of the Palm Pre and future Palm smartphone products, and detection of defects or bugs after such products have been launched could result in the rejection of our products, damage claims, litigation and recalls, jeopardize our relationship with wireless carriers and adversely affect our business, results of operations and financial condition.

If we are unable to compete effectively with existing or new competitors, we could experience price reductions, reduced demand for our products and services, reduced margins and loss of market share, and our business, results of operations and financial condition would be adversely affected.

The markets for our products are highly competitive, and we expect increased competition in the future, particularly as companies from established industry segments, such as mobile handset, personal computer and consumer electronics, enter these markets or increasingly expand and market their competitive product offerings or both.

Some of our competitors or potential competitors possess capabilities developed over years of serving customers in their respective markets that might enable them to compete more effectively than we compete in certain segments. In addition, many of our competitors have significantly greater engineering, technical, manufacturing, sales, marketing and financial resources and capabilities than we have. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements, including introducing a greater number and variety of products than we can. They may also be in a better position financially or otherwise to acquire and integrate companies and technologies that enhance their competitive positions and limit our competitiveness. In addition, they may devote greater resources to the development, promotion and sale of their products than we do. They may have lower costs and be better able to withstand lower prices in order to gain market share at our expense. They may also be more diversified than we are and better able to leverage their other businesses, products and services to be able to accept lower returns in the smartphone market and gain market share. Finally, these competitors may bring with them customer loyalties, which may limit our ability to compete despite superior product offerings.

Our devices compete with a variety of mobile devices. Our principal competitors include: mobile handset and smartphone providers such as Apple, Asustek, High Tech Computer (or HTC), LG, Motorola, Nokia, Pantech, Personal Communications Devices (or PCD), Research in Motion (or RIM), Samsung and Sony-Ericsson; and computing device companies such as Acer, Hewlett-Packard and Mio Technology. In addition, our products compete for a share of disposable income and business spending on consumer electronic, telecommunications and computing products such as MP3 players, iPods, media/photo viewers, digital cameras, personal media players, digital storage devices, handheld gaming devices, GPS devices and other such devices.

Some of our competitors, such as Asustek and HTC, produce smartphones as wireless-carrier-branded devices in addition to their own branded devices. As technology advances, we also expect to compete with mobile phones without branded operating systems that synchronize with personal computers, as well as ultra-mobile personal computers and laptop computers with wide area network or data cards with VoIP, and WiFi phones with VoIP.

Some competitors sell or license server, desktop and/or laptop computing products, software and/or recurring services in addition to mobile products and may choose to market their mobile products at a discounted price or give them away for free with their other products or services, which could negatively affect our ability to compete.

A number of our competitors have longer and closer relationships with the senior management of business customers who decide which products and technologies will be deployed in their business. Many competitors have larger and more established sales forces calling on wireless carriers and business customers and therefore could contact a greater number of potential customers with more frequency. Consequently, these competitors could have a better competitive position than we have, which could result in wireless carriers and business customers deciding not to choose our products and services, which would adversely impact our revenues.

Successful new product introductions or enhancements by our competitors could cause intense price competition or make our products obsolete. To remain competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition could result in price reductions, reduced demand for our products and services, increased expenses, reduced margins and loss of market share. Failure to compete successfully against current or future competitors could harm our business, results of operations and financial condition.

We are highly dependent on wireless carriers for the success of our smartphone products.

The success of our business strategy and our smartphone products is highly dependent on our ability to establish new relationships and build on our existing relationships with domestic and international wireless carriers. Wireless carriers control which products to certify on their networks, offer to their customers and promote through price subsidies and marketing campaigns. We cannot assure you that we will be successful in establishing new relationships, or maintaining or advancing existing relationships, with wireless carriers or that these wireless carriers will act in a manner that will promote the success of our smartphone products. Additional factors that are largely within the control of wireless carriers, but which are important to the success of our smartphone products, include:

•	testing of our smartphone products on wireless carriers’ networks;

•	quality and coverage area of wireless voice and data services offered by the wireless carriers;

•

the degree to which wireless carriers facilitate the introduction of and actively market, advertise, promote, distribute and resell our smartphone products and the size of the subscriber base to which these efforts are directed;

•	the degree to which wireless carriers accurately forecast demand for our products and order appropriate quantities to satisfy that demand;

•	the extent to which wireless carriers require specific hardware and software features on our smartphone products to be used on their networks;

•	timely build-out of advanced wireless carrier networks that enhance the user experience for data-centric services through higher speed and “always on” functionality;

•

contractual terms and conditions imposed on us by wireless carriers that, in some circumstances, limit our ability to make similar products available through competitive wireless carriers in some market segments for certain periods;

•	wireless carriers’ pricing requirements and subsidy programs;

•	products, including our competitors’ products, carried by wireless carriers; and

•	pricing and other terms and conditions of voice and data rate plans that the wireless carriers offer for use with our smartphone products.

For example, flat data rate pricing plans offered by some wireless carriers may represent some risk to our relationship with such wireless carriers. While flat data pricing helps customer adoption of the data services offered by wireless carriers and therefore highlights the advantages of the data applications of our smartphone products, such plans may not allow our smartphones to contribute as much average revenue per user to wireless carriers as when they are priced by usage, and therefore reduces our differentiation from other, non-data devices in the view of the wireless carriers. In addition, if wireless carriers charge higher rates than consumers are willing to pay, the acceptance of our wireless solutions could be less than anticipated and our revenues and results of operations could be adversely affected.

Wireless carriers have substantial bargaining power as we enter into agreements with them. They may require contract terms that are difficult for us to satisfy and could result in higher costs to complete certification requirements and negatively impact our results of operations and financial condition. Moreover, we do not have agreements with some of the wireless carriers with whom we do business internationally and, in some cases, the agreements may be with third-party distributors and may not pass through rights to us or provide us with recourse or contact with the wireless carrier. The absence of agreements means that, with little or no notice, these wireless carriers could refuse to continue to purchase all or some of our products or change the terms under which they purchase our products. If these wireless carriers were to stop purchasing our products, we may be unable to replace the lost sales channel on a timely basis and our results of operations could be harmed.

In some cases, we may enter into exclusive relationships with wireless carriers to sell our products within a particular territory. In the case of the Palm Pre, Sprint will have exclusive distribution rights in the United States for a limited period of time. Although there are benefits from exclusive arrangements, such arrangements also limit our ability to make the products subject to the exclusivity period available through other wireless carriers during the exclusivity period, and may initially limit the sales of such products as a result.

Wireless carriers also significantly affect our ability to develop and launch products for use on their wireless networks. If we fail to address the needs of wireless carriers, identify new product and service opportunities or modify or improve our smartphone products in response to changes in technology, industry standards or wireless carrier requirements, our products could rapidly become less competitive or obsolete. If we fail to timely develop smartphone products that meet wireless carrier product planning cycles or fail to deliver sufficient quantities of products in a timely manner to wireless carriers, those wireless carriers may choose to emphasize similar products from our competitors and thereby reduce their focus on our products which would have a negative impact on our business, results of operations and financial condition.

Wireless carriers, who control most of the distribution and sale of and virtually all of the access for smartphone products, could commoditize smartphones, thereby reducing the average selling prices and margins for our smartphone products which would have a negative impact on our business, results of operations and financial condition. In addition, if wireless carriers move away from subsidizing the purchase of smartphone products, this could significantly reduce the potential sales or growth rate of sales of smartphone products. This could have an adverse impact on our business, revenues and results of operations.

We could be exposed to significant fluctuations in revenue for our smartphone products based on our strategic relationships with wireless carriers.

Because of their large sales channels, wireless carriers may purchase large quantities of our products prior to launch so that the products are widely available. Reorders of products may fluctuate quarter to quarter, depending on end-user demand and inventory levels required by the wireless carriers. As we develop new strategic relationships and launch new products with wireless carriers, our smartphone products-related revenue could be subject to significant fluctuation based on the timing of wireless carrier product launches, wireless carrier inventory requirements, marketing efforts and our ability to forecast and satisfy wireless carrier and end-user demand.

Our operating results have been declining in recent quarters and are generally subject to fluctuations, and if we fail to meet the expectations of our investors, our stock price may decrease significantly.

Our operating results are difficult to forecast. Our future operating results may continue to decline or fluctuate significantly and may not meet the expectations of our investors. If this occurs, the price of our stock will likely decline. Many factors may cause further decline or fluctuations in our operating results including, but not limited to, the following:

•	timely introduction and market acceptance of new products and services;

•	loss or failure of wireless carriers or other key sales channel partners;

•	quality issues with our products;

•	competition from other smartphones or other devices;

•	life cycles of our existing product lines;

•	the liquidity and resources that we have to support our business;

•	the effects of anticipated and actual introduction of new products and services on our existing product lines;

•	changes in consumer, business and wireless carrier preferences for our products and services;

•	failure to achieve product cost and operating expense targets;

•	changes in and competition for consumer and business spending;

•	failure by our third-party manufacturers or suppliers to meet our quantity and quality requirements for products or product components on time;

•	failure to add or replace third-party manufacturers or suppliers in a timely manner;

•	a diminished market presence and decline in sales outside of the United States;

•	seasonality of demand for some of our products;

•	changes in terms, pricing or promotional programs;

•	variations in product costs or the mix of products sold;

•	excess inventory or insufficient inventory to meet demand;

•	growth, decline, volatility and changing market conditions in the markets we serve;

•	litigation brought against us; and

•	changes in general economic conditions and specific market conditions.

Any of the foregoing factors could have an adverse effect on our business, results of operations and financial condition.

We are dependent on a concentrated number of significant customers and the loss or credit failure of any of those customers could have an adverse effect on our business, results of operations and financial condition.

Our three largest customers represented approximately 65% of our revenues during fiscal year 2008, approximately 56% during fiscal year 2007 and approximately 55% during fiscal year 2006. We determine our largest customers in terms of revenue to be those who represent 10% or more of our total revenues for the year. We expect this trend of revenue concentration with our largest customers, particularly with wireless carriers, to continue, and at times increase, primarily due to our launch of multiple smartphone products with Sprint. We expect in the near term to experience high levels of revenue concentration with Sprint. If any significant customer discontinues its relationship with us for any reason, or reduces or postpones current or expected purchases from us, it could have an adverse impact on our business, results of operations and financial condition. Our ability to find new or replace large customers is necessarily limited due to the limited number of wireless carriers in many territories, including the United States which is the country where we generate the majority of our revenue.

In addition, our largest customers in terms of outstanding customer accounts receivable balances accounted for approximately 61% of our accounts receivable at the end of fiscal year 2008 compared to approximately 63% at the end of fiscal year 2007 and approximately 66% at the end of fiscal year 2006. We determine our largest customers in terms of outstanding customer accounts to be those who have outstanding customer accounts receivable balances at the period end of 10% or more of our total net accounts receivables. We expect this trend of significant credit concentration with our largest customers, particularly with wireless carriers, to continue, concentrating our bad debt risks. We routinely monitor the financial condition of our customers and review the credit history of each new customer.

While we believe that our allowances for doubtful accounts adequately reflect the credit risk of our customers, as well as historical trends and other economic factors, we cannot assure you that such allowances will be accurate or sufficient. If any of our significant customers defaults on its account, or if we experience significant credit expense for any reason, it could have an adverse impact on our business, results of operations and financial condition.

If our products do not meet wireless carrier and governmental or regulatory certification or other requirements, we will not be able to compete effectively and our ability to generate revenues will suffer.

We are required to certify our products with governmental and regulatory agencies and with the wireless carriers for use on their networks and to meet other requirements. These processes can be time consuming, could delay the offering of our smartphone products on wireless carrier networks and could affect our ability to timely deliver products to customers. For example, the Treo Pro was shipped to Sprint in the United States later than expected due to delays in certifying the Treo Pro on Sprint’s network. Wireless carriers may choose to offer or consumers may choose to buy similar products from our competitors and thereby reduce their purchases of our products, which would have a negative impact on our smartphone products sales volumes, our revenues and our cost of revenues.

If we do not accurately forecast demand for our products, we could have costly excess production or inventories or we may not be able to secure sufficient or cost-effective quantities of our products or production materials and our revenues, gross profit and financial condition could be adversely impacted.

The demand for our products depends on many factors, including pricing and channel inventory levels, and is difficult to forecast due in part to variations in economic conditions, changes in consumer and business preferences, relatively short product life cycles, changes in competition, seasonality and reliance on key sales channel partners. It is particularly difficult to forecast demand by individual product. Significant unanticipated fluctuations in demand, the timing and disclosure of new product releases or the timing of key sales orders could result in costly excess production or inventories, liabilities for failure to achieve minimum purchase commitments or the inability to secure sufficient, cost-effective quantities of our products or production materials. This could adversely impact our revenues, gross profit and financial condition. For example, in the second quarter of fiscal year 2009, we experienced a decrease in forecasted product sales. As a result, we incurred a net charge to cost of revenues of approximately $13.1 million for purchase commitments with third-party manufacturers in excess of anticipated demand.

We rely on third parties, some of which are our competitors, to design, manufacture, distribute, warehouse and support our products, and our reputation, revenues and results of operations could be adversely affected if these third parties fail to meet their performance obligations.

We outsource most of our hardware design and certain software development to third-party manufacturers, some of whom compete with us and some of whom have significant relationships with our competitors. We depend on their design expertise, and we rely on them to design our products at satisfactory quality levels. If our third-party manufacturers fail to provide quality hardware design or software development, our reputation and revenues could suffer. These third-party designers and manufacturers have access to our intellectual property which increases the risk of infringement or misappropriation of such intellectual property. In addition, these third parties may claim ownership rights in certain of the intellectual property developed for our products, which may limit our ability to have these products manufactured by others.

We outsource all of our manufacturing requirements to third-party manufacturers at their international facilities, which are located primarily in China, Taiwan and Brazil. In general our products are manufactured by sole source providers, and the Palm Pre will be manufactured by a new sole source provider with whom we are in the process of finalizing our arrangements. We depend on these third parties to produce a sufficient volume of our products in a timely fashion and at satisfactory quality levels. In addition, we generally rely on our third-party manufacturers to place orders with suppliers for the components they need to manufacture our products and to track appropriately the shipment and inventory of those components with our orders. If they fail to place timely and sufficient orders with suppliers and appropriately maintain component inventories or are unable to timely and cost-effectively change their orders based on our changing forecasts of demand, our revenues and cost of revenues could suffer. Significant unanticipated fluctuations in demand of our products could result in costly excess production of inventories or additional non-cancellable purchase commitments. Our reliance on third-party manufacturers in foreign countries exposes us to risks that are not in our control, including outbreaks of disease (such as an outbreak of bird flu), economic slowdowns, labor disruptions, trade restrictions, political conflicts and other events that could result in quarantines, shutdowns or closures of our third-party manufacturers or their suppliers. The cost, quality and availability of third-party manufacturing operations are essential to the successful production and sale of our products. If our third-party manufacturers fail to produce quality products on time and in sufficient quantities, our reputation, business and results of operations could suffer.

These manufacturers could refuse to continue to manufacture all or some of the units of our devices that we require or change the terms under which they manufacture our devices. If these manufacturers were to stop manufacturing our devices, we may be unable to replace the lost manufacturing capacity on a timely basis and our results of operations could be harmed. If these manufacturers were to change the terms under which they manufacture for us, our manufacturing costs and cost of revenues could increase. While we may have contractual remedies under manufacturing agreements, our business and reputation could be harmed. Furthermore, these contractual remedies may be difficult to enforce against manufacturers located outside of the United States. In addition, our contractual relationships are principally with the manufacturers of our products, and not with component suppliers. In the absence of a contract with the manufacturer that requires it to obtain and pass through warranty and indemnity rights with respect to component suppliers, we may not have recourse to any third party in the event of a component failure.

We may choose from time to time to transition to or add new third-party manufacturers. If we transition the manufacturing of any product to a new manufacturer, there is a risk of disruption in manufacturing and our revenues and results of operations could be adversely impacted. The learning curve and implementation associated with adding a new third-party manufacturer may adversely impact our revenues and results of operations.

We rely on third-party distribution and warehouse services providers to warehouse and distribute our products. Our contract warehouse facilities are physically separated from our contract manufacturing locations. This requires additional lead-time to deliver products to customers. If we are shipping products near the end of a fiscal quarter, this extra time could result in us not meeting anticipated shipment volumes for that quarter, which may negatively impact our revenues for that fiscal quarter. Any disruption of distribution facility services could have a negative impact on our revenues and results of operations.

As a result of economic conditions or other factors, our distribution and warehouse services providers may close or move their facilities with little notice to us, which could cause disruption in our ability to deliver products. With little or no notice, these distribution and warehouse services providers could refuse to continue to provide distribution and warehouse services for all or some of our devices, fail to provide the quality of services and security that we require or change the terms under which they provide such services. Any disruption of distribution and warehouse services could have a negative impact on our revenues and results of operations.

Changes in transportation schedules or the timing of deliveries due to shipping problems, wireless carrier financial difficulties, inaccurate forecasts of demand, acts of nature or other business interruptions could cause transportation delays and increase our costs for both receipt of inventory and shipment of products to our customers. If these types of disruptions occur, our reputation and results of operations could be adversely impacted.

We outsource most of the warranty support, product repair and technical support for our products to third-party providers, which are located around the world. We depend on their expertise, and we rely on them to provide satisfactory levels of service. If our third-party providers fail to provide consistent quality service in a timely manner and sustain customer satisfaction, our reputation and results of operations could suffer.

We depend on our suppliers, some of which are the sole source and some of which are our competitors, for certain components, software applications and elements of our technology, and our production or reputation could be harmed if these suppliers were unable or unwilling to meet our demand or technical requirements on a timely and/or a cost-effective basis.

Our products contain software and hardware, including liquid crystal displays, touch panels, memory chips, microprocessors, cameras, radios and batteries, which are procured from a variety of suppliers, including some who are our competitors. The cost, quality and availability of software and hardware are essential to the timely and successful development, production and sale of our device products. For example, components such as radio technologies and software such as email applications are critical to the functionality of our smartphones. Some components, such as liquid crystal displays and related integrated circuits, digital signal processors, microprocessors, radio frequency components and other discrete components, come from sole source suppliers. Alternative sources are not always readily available or may be prohibitively expensive. In addition, even when we have multiple qualified suppliers, we may compete with other purchasers for allocation of scarce components. Some components come from companies with whom we compete and some of our suppliers have significant relationships with our competitors. If suppliers are unable or unwilling to meet our demand for components and if we are unable to obtain alternative sources or if the price for alternative sources is prohibitive, our ability to maintain timely and cost-effective production of our products will be harmed. Shortages may affect the timing and volume of production for some of our products as well as increase our costs due to premium prices paid for those components and longer-term commitments to ensure availability of those components. Some of our suppliers may be capacity-constrained due to high industry demand for some components and relatively long lead times to expand capacity.

Our product strategy is substantially dependent on the operating systems that we include in our devices and those operating systems face significant competition and may not be preferred by our wireless carrier partners or end users.

We provide a choice of operating systems for our smartphones to provide a differentiated experience for our users. Our smartphones currently feature either the Palm OS or Windows Mobile OS. We have announced that we expect to launch the Palm Pre, our initial Palm webOS product, in the first half of calendar year 2009. We expect to use our Palm webOS in other future smartphones.

Our licenses to the Palm OS and Windows Mobile OS are subject to the terms of the agreements we have with ACCESS Systems Americas and Microsoft, respectively. Our business could be harmed if we were to breach the license agreements and cause our licensors to terminate our licenses. Furthermore, although ACCESS Systems and Microsoft offer some level of indemnification for damages arising from lawsuits involving their respective operating systems and from damages relating to intellectual property infringement caused by such operating systems, we could still be adversely affected by a determination adverse to our licensors, product changes that may be advisable or required due to such lawsuits or the failure of our licensors to indemnify us adequately.

There is significant competition from makers of smartphones that differentiate their products in part through alternative OS software. A number of competitors offer alternative Windows Mobile OS products. Google is heading a group that has introduced the Android OS for which our competitors are developing products. The LiMo Foundation is another consortium that is developing a Linux-based mobile operating system. Other competitors have or are developing proprietary operating systems, including Apple’s OS X, Nokia’s Symbian OS, RIM’s OS and various Linux-based operating systems. Still other competitors, such as Samsung and LG, are developing products that have a combination of keyboards, touchscreens and advanced media functionality that compete with smartphones like ours and that use proprietary and other alternative operating systems. These and other competitors could devote greater resources to the development and promotion of alternative operating systems and to the support of the third-party developer community, which could attract the attention of influential user segments and our existing and potential customers and end users. Moreover, some of our largest customers, including Verizon Wireless (a venture of Verizon Communications and Vodafone Group) and AT&T, have joined the consortiums developing or indicated their support for rival operating systems, including the LiMo Foundation and Android, respectively. Wireless carriers may demonstrate a preference for rival operating systems, thereby giving preference to our competitor’s products and making acceptance of our products more difficult among our key wireless carrier partners. In addition, this could require us to raise the performance and differentiation standards for the operating systems that we offer in order to remain competitive.

We cannot assure you that the operating systems we develop or license or our efforts to innovate using those operating systems will continue to draw the customer interest necessary to provide us with a level of competitive differentiation. If the use of the Palm OS, the Windows Mobile OS, Palm webOS or proprietary operating systems incorporating open technologies in our current or future products does not continue to be competitive, our revenues and our results of operations could be adversely affected.

If we are unable to obtain key technologies from third parties on a timely basis and free from errors or defects, we may have to delay or cancel the release of certain products or features in our products or incur increased costs.

We license third-party software for use in our products, including the Palm OS and Windows Mobile OS. Our ability to release and sell our products, as well as our reputation, could be harmed if the third-party technologies are not delivered to us in a timely manner, on acceptable business terms or contain errors or defects that are not discovered and fixed prior to release of our products and we are unable to obtain alternative technologies on a timely and cost effective basis to use in our products. As a result, our product shipments could be delayed, our offering of features could be reduced or we may need to divert our development resources from other business objectives, any of which could adversely affect our reputation, business and results of operations.

An injunction issued by the United States District Court, Central District, California, banning importation of certain chips, chipsets and software of Qualcomm Incorporated or other litigation between Qualcomm and Broadcom Corporation could hinder our ability to provide certain models of our smartphone products to our customers and to compete effectively, and could adversely affect our customer relationships, revenues, results of operations and financial condition.

Qualcomm and Broadcom are engaged in litigation in at least two United States District Courts regarding Qualcomm’s chipsets and software used in wireless handsets and related support services. In one action, Qualcomm was immediately enjoined from providing certain chipsets to customers and ordered not to provide other chipsets and/or related support services after January 31, 2009. Upon Qualcomm’s appeal the Federal Circuit Court of Appeal issued a ruling that, in relevant part, affirmed the injunction with respect to certain Qualcomm chipsets, including, but not limited to, those we currently use in our Centro CDMA EvDO smartphones. On September 23, 2008 the District Court clarified the injunction ruling, finding that products containing the infringing chipsets had to be imported into the United States before January 31, 2009. Accordingly, Qualcomm required Palm to import any affected CDMA EvDO Centro products and service components by that date, except for those intended for Verizon, a Broadcom licensee. The effect of such ban may have an adverse effect on Palm’s sales volumes, revenues and costs of revenues. In addition, there is no assurance the products imported by January 31, 2009 will be sold through or that Palm will have sufficient service stock to support customers going forward should service requests exceed that currently anticipated.

For Palm products affected by the injunction ruling other than our Centro CDMA EvDO smartphones, Qualcomm has provided alternative chipsets containing workarounds to avoid infringement of Broadcom’s patents but there is no assurance that, if challenged, the chipsets containing the workarounds will be found to be noninfringing. Implementing the substitute chipsets can also be time consuming, can delay the offering of our smartphone products on carrier networks and also affect our ability to deliver products to customers in a timely manner. As a result, carriers may choose to offer, or consumers may choose to buy, unaffected products from our competitors and thereby reduce their purchases of our products, causing a negative impact on our smartphone products sales volumes, revenues and cost of revenues.

The occurrence or perception of a breach of our security measures or privacy policies, or an inappropriate disclosure of confidential or personal information, could harm our business.

Our Palm webOS and related service offerings rely on the transmission of business-critical, proprietary and confidential information for customers and provide Palm with access to confidential or personal information and data. If the security measures that we or our business partners have implemented are breached or if there is an inappropriate disclosure of confidential or personal information or data, including as a result of a security breach relating to hardware or software, we could be exposed to litigation or regulatory action, possible liability and statutory sanctions. Even if we were not held liable, a security breach or inappropriate disclosure of confidential or personal information and/or data could harm our reputation, and even the perception of security vulnerabilities in our products could lead some customers to reduce or delay future purchases or to purchase competitive products or services. In addition, we may be required to invest additional resources to protect Palm against damages caused by these actual or perceived disruptions or security breaches in the future.

The collection, storage, transmission, use and distribution of user data and personal information could give rise to liabilities or additional costs of operation as a result of laws, governmental regulations and carrier and other customer requirements or differing views of personal privacy rights.

We will transmit and store a large volume of personal information in the course of supporting the Palm webOS products and related service offerings. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world. Government actions are typically intended to protect the privacy and security of personal information and its collection, storage, transmission in or from the governing jurisdiction, use and distribution.

We could be adversely affected if domestic or international legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business. If we are required to allocate significant resources to modify our Palm webOS service offerings to enable enhanced access to the personal information that we transmit and store, our results of operation and financial condition may be adversely affected.

In addition, because various foreign jurisdictions have different laws and regulations concerning the storage and transmission of personal information, we may face requirements that pose compliance challenges in new international markets that we seek to enter. Such variation could subject us to costs, liabilities or negative publicity that could impair our ability to expand our operations into some countries and therefore limit our future growth.

Our carrier or other customers may impose different or additional requirements for the collection, processing, and transmittal of user data or personal information in connection with the Palm webOS product and service offerings. If we are required to allocate significant resources to modify our Palm webOS product and service offerings to meet such requirements, we may incur additional costs of operation to meet such requirements and our time to market with various product and service offerings may be adversely affected.

As privacy and data protection have become more sensitive issues, we may also become exposed to potential liabilities related to the privacy of personal information. These and other privacy concerns, including security breaches, could adversely impact our business, results of operations and financial condition.

If our Palm webOS service offerings does not scale as anticipated, or we are unable to grow data center capacity as needed, our business will be harmed.

Despite frequent testing of the scalability of our Palm webOS service offerings in a test environment, the ability of our Palm webOS service offerings to scale to support a substantial increase in the number of users in an actual commercial environment is unproven. If our Palm webOS service offerings do not efficiently and effectively scale to support and manage a substantial increase in the number of users while maintaining a high level of performance, our business will be seriously harmed. In addition if we are unable to secure data center space with appropriate power, cooling and bandwidth capacity, we may not be able to efficiently and effectively scale our business to manage the addition of any new wireless carrier customers, increases in subscriber growth or increases in data traffic.

The Palm webOS service offerings represents a new service to consumers that we have not provided before. We cannot assure you that we will be able to implement these new services and products successfully, in a timely manner, or at all. If we are unable to deliver this new service or product effectively, or in a way that satisfies our customers and end users, our business and results of operation may suffer. Even if we are able to deliver this new service or product effectively, its delivery may require more resources, both financial and otherwise, than originally anticipated, which could restrict our ability to develop new products and services and/or grow or maintain our business.

As a result of the credit agreement we entered into, we have a significant amount of debt. We may not be able to generate sufficient cash to service or repay all of our indebtedness, including the term loan, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful. Our substantial indebtedness could adversely affect our business, results of operations and financial condition.

In October 2007, we entered into a credit agreement with JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., or the Credit Agreement, which governs a senior secured term loan in the aggregate principal amount of $400.0 million, or the Term Loan, and a credit facility in the aggregate principal amount of $30.0 million, or the Revolver. As a result of this Credit Agreement, we have significant indebtedness and substantial debt service requirements. Our ability to meet our payment and other obligations under our indebtedness depends on our ability to generate significant cash flows in the future. Our ability to generate cash is subject to our future operating performance and the demand for, and price levels of, our current and future products and services. However, our ability to generate cash is also subject to prevailing economic and competitive conditions and to general economic, financial, competitive, regulatory and other factors beyond our control. There is no assurance that our business will generate cash flows from operations. Given the uncertainty in the credit market, we may not be able to borrow under or otherwise utilize the Revolver if the lenders refuse or fail to satisfy their commitments under the Revolver. In addition, our Credit Agreement obligates us to meet certain conditions precedent before borrowings under the Revolver or issuances of letters of credit under the Credit Agreement are made and we may not be able to meet those conditions on the date of any requested borrowing or letter of credit issuance. Therefore, we cannot assure you that future borrowings will be available to us under the Revolver or any new credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under our indebtedness and to fund other liquidity needs, including operations. If our cash flows and capital resources are insufficient to fund our debt service or repayment obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital, restructure or refinance all or a portion of our indebtedness, including the Term Loan, or incur additional debt. There is no assurance that we would be able to take any of these actions on commercially reasonable terms or at all. There is also no assurance that these actions would be successful and permit us to meet our scheduled debt service or repayment obligations or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of such cash flow and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to realize and obtain proceeds from them adequate to meet our debt service and other obligations. The Credit Agreement governing the Term Loan and Revolver restricts our ability to dispose of assets and use the proceeds from the disposition.

If we cannot make scheduled payments on our debt, or if we otherwise breach the Credit Agreement or related agreements, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	our debt holders could exercise their rights and remedies against the collateral securing their debt;

•	we may trigger cross-acceleration and cross-default provisions under other agreements; and

•	we could be forced into bankruptcy or liquidation.

Although covenants contained in the Credit Agreement governing the Term Loan and the Revolver will limit our ability and the ability of certain of our present and future subsidiaries to incur certain additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition, the Credit Agreement will not prevent certain of our subsidiaries from incurring indebtedness. To the extent that we or our subsidiaries incur additional indebtedness, the related risks that we now face could intensify.

Our indebtedness may limit our ability to adjust to changing market conditions, place us at a competitive disadvantage compared to our competitors and adversely affect our business, results of operations and financial condition.

Restrictive covenants may adversely affect our operations.

The Credit Agreement governing the Term Loan and the Revolver contains covenants that may adversely affect our ability to, among other things, finance future operations or capital needs or engage in other business activities. Further, the Credit Agreement contains negative covenants limiting our ability and the ability of our subsidiaries, among other things, to incur debt, grant liens, make acquisitions, make certain restricted payments, make investments, sell assets and enter into sale and lease back transactions. Any additional debt we may incur in the future may subject us to further covenants. As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to finance future operations or capital needs or engage in other business activities.

Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.

Our ability to comply with covenants contained in the Credit Agreement governing the Term Loan and Revolver and any agreements governing other indebtedness may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our failure to comply with the covenants contained in any of the debt agreements described above, for any reason, in addition to other specified events, could result in a default under such debt agreements. In addition, if any such default is not cured or waived, the default could result in an acceleration of debt under the Credit Agreement and our other debt instruments that contain cross-acceleration or cross-default provisions, which could require us to repay or repurchase debt, together with accrued interest, prior to the date it otherwise is due and that could adversely affect our financial condition. Upon a default or cross-default, the collateral agent, at the direction of the lenders under the Credit Agreement could proceed against the collateral, which includes substantially all of our assets.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Under our Credit Agreement, our Term Loan and Revolver bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the principal amount of such indebtedness remained the same. Interest on the Term Loan is based on LIBOR or the Alternate Base Rate (higher of Prime Rate or Federal Funds Effective Rate plus 0.50%). An increase in the interest rate payable on the Term Loan could have an adverse effect on our results of operations, financial condition and cash flows, and our ability to make payments on the Term Loan, particularly if the increase is substantial.

Third parties have claimed, and may claim in the future, that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products regardless of whether these claims are successful.

In the course of our business, we frequently receive offers to license or claims of infringement of patents held by other parties. For example, as our focus has shifted to smartphone products, we have received, and expect to continue to receive communications from holders of patents related to mobile communication standards and other industry standards. We evaluate the validity and applicability of these patents and determine in each case whether we must negotiate licenses to incorporate or use implicated technologies in our products. Third parties may claim that our customers or we are directly or indirectly infringing on their intellectual property rights, and we may be found to directly or indirectly infringe on those intellectual property rights and may be required to pay significant damages and obligated either to refrain from the further sale of our products or to license the right to sell our products on an ongoing basis. Several lawsuits are currently pending against us involving such claims. We may be unaware of intellectual property rights of others that may cover some of our technology, products and services. We may not have direct contractual relationships with some of the component, software and applications providers for our products, and as a result, we may not have indemnification, warranties or other protection with respect to such components, software or applications. Furthermore, intellectual property claims against us or our suppliers may cause us or our customers to delay the introduction of or to stop using our devices or applications for our devices and, as a result, our revenue, business and results of operations may be adversely affected.

Any litigation regarding patents or other intellectual property could be costly and time consuming and could divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of litigation generally increase the risks associated with intellectual property litigation. Moreover, patent litigation has increased due to the increased numbers of cases asserted by intellectual property licensing entities as well as increasing competition and overlap of product functionality in our markets. Intellectual property licensing entities generally do not generate products or services. As a result, we cannot deter their infringement claims based on counterclaims that they infringe patents in our portfolio or by entering cross-licensing arrangements. Claims of intellectual property infringement may also require us to enter into costly royalty or license agreements or to indemnify our customers, licensees, original design manufacturers, or ODMs, and other third parties with whom we have relationships. However, we may not be able to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or injunctions against the development and sale of our products. These risks associated with patent litigation are exacerbated by the lack of a clear and consistent legal standard for assessing damages in such litigation.

Subscription accounting guidance applicable to our future Palm webOS products, including the Palm Pre, will result in a significant deferral of associated revenues and cost of revenues.

As required by generally accepted accounting principles in the United States, we will account for the Palm webOS products using a subscription accounting model since we expect to periodically provide new software features free of charge to customers of our Palm webOS products. We will continue to account for our existing products and services in accordance with our current practices. Subscription accounting spreads the impact of the product’s contribution to our overall revenues and cost of revenues over the estimated economic life of the product, which is currently estimated at 24 months. As a result, only a small portion of the revenues and cost of revenues associated with these products will be recognized at the time of shipment and most of the revenues and cost of revenues associated with these products in a given quarter will result from the recognition of deferred revenues and deferred cost of revenues relating to these products sold during previous quarters.

To the extent our product mix shifts toward a higher concentration of Palm webOS products, a larger portion of our revenues and cost of revenues will be deferred. Comparisons of these Palm webOS revenues and margins with those associated with our historical non-Palm webOS products or with the revenues of competitors that are not subject to subscription accounting may be unfavorable, could be misunderstood by investors and may adversely affect our stock price if investors believe we are not achieving certain financial performance targets. Our Palm webOS product revenues, gross profit and results of operations may continue to be lower than or difficult to compare to our competitors who do not use a subscription accounting model. A decline in sales of these products in any one quarter will not necessarily be fully reflected in the revenue in that quarter but will negatively affect our revenue in future quarters. In addition, we may be unable to timely adjust our cost structure to reflect the changes in revenues. Accordingly, the effect of significant downturns in sales and market acceptance of our products may not be fully reflected in our results of operations until future periods. Subscription accounting will also make it difficult for us to rapidly increase our revenue through additional sales of our Palm webOS products in any period, as revenue must be recognized over the applicable subscription term.

Our Palm webOS software platform incorporates open source software.

We incorporate open source software into our Palm webOS software platform and related applications and services, including certain open source code which is governed by the GNU General Public License (GPL), GNU Lesser General Public License (LGPL) and other open source licenses. There is very little case law interpreting the terms and conditions of many of these licenses, and there is a risk that these licenses could be construed in a manner that might impose unanticipated conditions or restrictions on our ability to commercialize our products as we intend. In such event, we could be required to seek licenses from third parties in order to continue offering our products, make certain portions of our proprietary code generally available in source code form (for example, proprietary code that links to certain open source code), re-engineer our products, discontinue the sale of our products if re-engineering cannot be accomplished on a cost-effective and timely basis, or become subject to other consequences, any of which could adversely affect our business, operating results and financial condition.

We are subject to general commercial litigation and other litigation claims as part of our operations, and we could suffer significant litigation expenses in defending these claims and could be subject to significant damage awards or other remedies.

In the course of our business, we receive consumer protection claims, general commercial claims related to the conduct of our business and the performance of our products and services, employment claims and other litigation claims. Litigation resulting from these claims could be costly and time-consuming and could divert the attention of management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of consumer, commercial, employment and other litigation increase these risks. We also may be subject to significant damages or equitable remedies regarding the development and sale of our products and operation of our business.

Our success largely depends on our ability to hire, retain, integrate and motivate sufficient numbers of qualified personnel, including senior management. Our strategy and our ability to innovate, design and produce new products, sell products, maintain operating margins and control expenses depend on key personnel that may be difficult to replace.

Our success depends on our ability to attract and retain highly skilled personnel, including senior management and international personnel. Our executive chairman, Jonathan Rubinstein, is particularly important to our ability to succeed. From time to time, we experience turnover in some of our senior management positions. We compensate our employees through a combination of salary, bonuses, benefits and equity compensation. Recruiting and retaining skilled personnel, including software and hardware engineers, is highly competitive, particularly in the San Francisco Bay Area where we are headquartered. If we fail to provide competitive compensation to our employees, it will be difficult to retain, hire and integrate qualified employees and contractors and we may not be able to maintain and expand our business. If we do not retain our senior managers or other key employees for any reason, we risk losing institutional knowledge and experience, expertise and other benefits of continuity and the ability to attract and retain other key employees. In addition, we must carefully balance the growth of our employee base with our current infrastructure, management resources and anticipated revenue growth. If we are unable to manage the growth of our employee base, particularly software and hardware engineers, we may fail to develop and introduce new products successfully and in a cost effective and timely manner. If our revenue growth or employee levels vary significantly, our results of operations and financial condition could be adversely affected. Volatility or lack of positive performance in our stock price may also affect our ability to retain key employees, many of whom have been granted stock options, other equity incentives or both. Palm’s practice has been to provide equity incentives to its employees through the use of stock options and other equity vehicles, but the number of shares available for new options and other forms of securities grants is limited. We may find it difficult to provide competitive stock option grants or other equity incentives and our ability to hire, retain and motivate key personnel may suffer.

Recently and in past years, we have initiated reductions in our workforce of both employees and contractors to align our employee base with our anticipated revenue base or areas of focus and we have seen some turnover in our workforce. These reductions have resulted in reallocations of duties, which could result in employee and contractor uncertainty. Reductions in our workforce could make it difficult to attract, motivate and retain employees and contractors, which could affect our ability to deliver our products in a timely fashion and adversely affect our business.

We rely on third parties to sell and distribute our products, and we rely on their information to manage our business. Disruption of our relationship with these channel partners, changes in their business practices, their failure to provide timely and accurate information or conflicts among our channels of distribution could adversely affect our business, results of operations and financial condition.

The wireless carriers, distributors, retailers and resellers who sell and distribute our products also sell products offered by our competitors. If our competitors offer our sales channel partners more favorable terms or have more products available to meet their needs or utilize the leverage of broader product lines sold through the channel, those wireless carriers, distributors, retailers and resellers may de-emphasize or decline to carry our products. In addition, certain of our sales channel partners could decide to de-emphasize the product categories that we offer in exchange for other product categories that they believe provide higher returns. If we are unable to maintain successful relationships with these sales channel partners or to expand our distribution channels, our business will suffer.

Because we sell our products primarily to wireless carriers, distributors, retailers and resellers, we are subject to many risks, including risks related to product returns, either through the exercise of contractual return rights or as a result of our strategic interest in assisting them in balancing inventories. In addition, these sales channel partners could modify their business practices, such as inventory levels, or seek to modify their contractual terms, such as return rights or payment terms. Unexpected changes in product return requests, inventory levels, payment terms or other practices by these sales channel partners could negatively impact our business, results of operations and financial condition.

We rely on wireless carriers, distributors, retailers and resellers to provide us with timely and accurate information about their inventory levels as well as sell-through of products purchased from us. We use this information as one of the factors in our forecasting process to plan future production and sales levels, which in turn influences our financial forecasts. We also use this information as a factor in determining the levels of some of our financial reserves. If we do not receive this information on a timely and accurate basis, our results of operations and financial condition may be adversely impacted.

Distributors, retailers and traditional resellers experience competition from Internet-based resellers that distribute directly to end users, and there is also competition among Internet-based resellers. We also sell our products to end users from our Palm.com website. These varied sales channels could cause conflict among our channels of distribution, which could harm our business, revenues and results of operations.

We rely on third parties to manage and operate our e-commerce web store and related telesales call center and disruption to these sales channels could adversely affect our revenues and results of operations.

We outsource the operations of our e-commerce web store and related telesales call centers to third parties. We depend on their expertise and rely on them to provide satisfactory levels of service. If these third-party providers fail to provide consistent quality service in a timely manner and sustain customer satisfaction, our operations and revenues could suffer. If these third-parties were to stop providing these services, we may be unable to replace them on a timely basis and our results of operations could be harmed. In addition, if these third parties were to change the terms and conditions under which they provide these services, our selling costs could increase.

We use third parties to provide significant operational and administrative services, and our ability to satisfy our customers and operate our business could suffer if the level of services is interrupted or does not meet our requirements.

We use third parties, some of which are our competitors, to provide services such as data center operations, desktop computer support, facilities services and certain accounting services. Should any of these third parties fail to deliver an adequate level of service on a timely basis, our business could suffer. Some of our operations rely on electronic data systems interfaces with third parties or on the Internet to communicate information. Interruptions in the availability and functionality of systems interfaces or the Internet could adversely impact the operations of these systems and consequently our results of operations.

The market for our products is volatile, and changing market conditions, or failure to adjust to changing market conditions, may adversely affect our revenues, results of operations and financial condition, particularly given our size, limited resources and lack of diversification.

Our future revenues and our results of operations depend substantially on the commercial success of our smartphones, including our Palm Pre and other products that are under development. If revenues from our smartphones fail to meet expectations, our other revenue sources will likely not be able to compensate for this shortfall and our results of operations may suffer. For our fiscal quarter ended November 30, 2008, revenues from sales of smartphones and related products constituted more than 85% of our consolidated revenues. The downturn in general economic conditions and the substantial decline in the stock market have led to reduced demand for a variety of goods and services, including many technology products. Recessionary economic conditions have created a challenging environment in the smartphone market including declining average selling prices and increased competition. If we are unable to adequately respond to changes in demand for our products, our revenues and results of operations could be adversely affected. In addition, as our products and product categories mature and face greater competition, and if these recessionary economic conditions continue to decline, or fail to improve, we could see a further decrease in the overall demand for our products or we may experience pressure on our product pricing to preserve demand for our products, which would adversely affect our margins, results of operations and financial condition.

This reliance on the success of and trends in our industry is compounded by the size of our organization, our focus on smartphones and related products and services and the limited numbers of smartphones we currently have available. These factors also make us more dependent on investments of our limited resources. For example, we face many resource allocation decisions, such as: where to focus our research and development, geographic sales and marketing and partnering efforts; which aspects of our business to outsource; which operating systems and email solutions to support; and how to balance among our products. Given the size and undiversified nature of our organization, any error in investment strategy could harm our business, results of operations and financial condition.

We are subject to increasingly stringent laws, standards and other regulatory requirements, and the costs of compliance or failure to comply may adversely impact our business, results of operations and financial condition.

We must comply with a variety of laws, standards and other requirements governing, among other things, health and safety, hazardous materials usage, packaging and environmental matters and our products must obtain regulatory approvals and satisfy other regulatory concerns in the various jurisdictions where they are manufactured and sold. Many of our products must meet standards governing, among other things, interference with other electronic equipment and human exposure to electromagnetic radiation. Failure to comply with such requirements can subject us to liability, additional costs and reputational harm and in severe cases prevent us from selling our products in certain jurisdictions. For example, we are subject to laws and regulations that restrict the use of lead and other hazardous substances and require us as producers of electrical and electronic equipment to assume responsibility for collecting, treating, recycling and disposing of our products when they have reached the end of their useful life. Failure to comply with these and other applicable environmental requirements can result in fines, civil or criminal sanctions and third-party claims. If products we sell in Europe are found to contain more than the permitted percentage of lead or other restricted substances, it is possible that we could be forced to recall the products, which could result in gaps in supply, substantial replacement costs, contract damage claims from customers, and reputational harm. We are now and expect in the future to become subject to additional laws, standards and other regulatory requirements in the United States, China, Europe and other parts of the world.

As a result of these varying and developing requirements throughout the world, we are now facing increasingly complex procurement and design challenges, which, among other things, require us to incur additional costs identifying suppliers and contract manufacturers who can provide, and otherwise obtain, compliant materials, parts and end products and re-designing our products so that they comply with these and the many other requirements applicable to them. We cannot assure you that our costs of complying with and our liabilities arising from current and future health and safety, environmental and other laws, standards and regulatory requirements will not adversely affect our business, results of operations or financial condition.

Allegations of health risks associated with electromagnetic fields and wireless communications devices, and the lawsuits and publicity relating to them, regardless of merit, could adversely impact our business, results of operations and financial condition.

There has been public speculation about possible health risks to individuals from exposure to electromagnetic fields from base stations and to radio signals from the use of mobile devices. Government agencies, international health organizations and other scientific bodies are currently conducting research into these issues. In addition, other mobile device companies have been named in individual plaintiff and class action lawsuits alleging that radio emissions from mobile phones have caused or contributed to brain tumors and that the use of mobile phones poses a health risk. While there has been significant scientific research by various independent research bodies that has indicated that exposure to electromagnetic fields or to radio signals, at levels within the limits prescribed by public health authority standards and recommendations, present no adverse effect to human health, we cannot assure you that other studies will not suggest or identify a link between electromagnetic fields or radio signals and adverse health effects or that we will not be the subject of future lawsuits relating to this issue. Adverse factual developments or lawsuits against us, or even the perceived risk of adverse health effects from smartphones or other handheld devices, could adversely impact sales, subject us to costly litigation, or harm our reputation, business, results of operations and financial condition.

If third parties infringe our intellectual property or if we are unable to secure and protect our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology and other intellectual property rights. We have a significant investment in the rights to the Palm brand and related trademarks and will continue to invest in that brand and in our patent portfolio.

We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. Our intellectual property, particularly our patents, may not provide us a significant competitive advantage. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our results of operations.

Our pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of our patents or trademarks, including patent or trademark applications or registrations. Even if our patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to us or may be held invalid and unenforceable against third parties.

We may be required to spend significant resources to monitor and police our intellectual property rights. Effective policing of the unauthorized use of our products or intellectual property is difficult and litigation may be necessary in the future to enforce our intellectual property rights. Intellectual property litigation is not only expensive, but time-consuming, regardless of the merits of any claim, and could divert attention of our management from operating our business and harm our reputation among developer communities. Despite our efforts, we may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable, unenforceable or limited in some foreign countries, which could make it easier for competitors to capture market share.

In the past, there have been leaks of proprietary information associated with our intellectual property. We have implemented a security plan to reduce the risk of future leaks of proprietary information; however, we cannot assure you that the security plan will be able to prevent the risk of all leaks of proprietary information. In addition, we may not be successful in preventing those who have obtained our proprietary information through past leaks from using our technology to produce competing products or in preventing future leaks of proprietary information.

Despite our efforts to protect our proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and we cannot assure you that we will be successful in asserting intellectual property claims. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we cannot assure you that we will be able to protect our proprietary rights against unauthorized third-party copying or use. The unauthorized use of our technology or of our proprietary information by competitors could have an adverse effect on our ability to sell our products.

We do business in countries whose laws may not provide protection of our intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for us to protect our intellectual property.

We have customers and relationships with suppliers and ODMs in many countries around the world. However, many of these countries do not address to the same extent as the United States misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. As a result, we may not be able to effectively prevent competitors in these regions from infringing our intellectual property rights, which would reduce our competitive advantage and ability to compete in those regions and negatively impact our business.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Because we sell our products worldwide and most of the facilities where our devices are manufactured, distributed and supported are located outside the United States, our business is subject to risks associated with doing business internationally, such as:

•	injunctions against import by the International Trade Commission;

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	changes in international relations;

•	trade protection measures and import or export licensing requirements;

•	changes in or interpretation of tax laws;

•	compliance with a wide variety of laws and regulations which may have civil and/or criminal consequences for us and our officers and directors who we indemnify;

•	difficulty in managing widespread sales operations; and

•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.

In addition, we are subject to changes in demand for our products resulting from exchange rate fluctuations that make our products relatively more or less expensive in international markets. If exchange rate fluctuations occur, our business and results of operations could be harmed by decreases in demand for our products or reductions in margins.

While we sell our products worldwide, we have limited experience with sales and marketing in some countries. There can be no assurance that we will be able to market and sell our products in all of our targeted international markets. If our international efforts are not successful, our business growth and results of operations could be harmed.

We may be required to record impairment charges in future quarters as a result of the decline in value of our investments in auction rate securities.

We hold a variety of interest bearing auction rate securities, or ARS, that represent investments in pools of assets, including commercial paper, collateralized debt obligations, credit linked notes and credit derivative products. At the time of acquisition, these ARS investments were intended to provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, allowing investors to either roll over their holdings or gain immediate liquidity by selling such interests at par. Beginning in fiscal year 2008, uncertainties in the credit markets affected all of our holdings in ARS investments and auctions for our investments in these securities failed to settle on their respective settlement dates. Auctions for our investments in these securities have continued to fail during fiscal year 2009. Consequently, the investments are not currently liquid and we will not be able to access these funds until a future auction of these investments is successful or a buyer is found outside of the auction process. We may decide to hold these investments for a long time or to sell them at a substantial discount if we need liquidity. Maturity dates for these ARS investments range from 2017 to 2052.

The valuation of our investment portfolio, including our investment in ARS, is subject to uncertainties that are difficult to predict. Factors that may impact its valuation include changes to credit ratings of the securities as well as to the underlying assets supporting these securities, rates of default of the underlying assets, underlying collateral value, discount rates, liquidity and ongoing strength and quality of credit markets. Due to continued deterioration during fiscal year 2009, we expect to record additional ARS impairment charges in the third quarter and to record additional impairment charges in future quarters.

Our ability to utilize our net operating losses may be limited if cumulative changes in ownership of Palm exceed 50%.

We have substantial U.S. federal income tax net operating loss carryforwards. If over a rolling three-year period, the cumulative change in our ownership exceeds 50%, our ability to utilize our net operating losses to offset future taxable income may be limited. We have exceeded this 50% cumulative change threshold in the period from our initial public offering in 2000. While no prior occurrence had a material adverse effect on our ability to use our net operating losses, exceeding the 50% cumulative change threshold during a time when our capitalization is low could have a more substantive effect. We have not yet determined the amount of the cumulative change in our ownership resulting from this offering or certain other transactions. The effect of such transactions on our cumulative change in ownership may limit or otherwise negatively affect the benefits of engaging in financing and other transactions in the future. Furthermore, it is possible that transactions in our stock that may not be within our control may cause us to exceed the 50% cumulative change threshold and may impose a limitation on the utilization of our net operating losses in the future. In the event the usage of these net operating losses is subject to limitation and we are profitable, our future cash flows could be adversely impacted due to our increased tax liability.

We are subject to audit by the Internal Revenue Service and other taxing authorities. Any assessment arising from an audit and the cost of any related dispute could adversely affect our results of operations and financial condition.

Our operations are subject to income and transaction taxes in the United States and in multiple foreign jurisdictions and to review or audit by the Internal Revenue Service and state, local and foreign tax authorities. While we strongly believe our tax positions are compliant with applicable tax laws and regulations, our positions could be subject to dispute by the taxing authorities. Any such dispute could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations.

We may pursue strategic acquisitions and investments which could have an adverse impact on our business if they are unsuccessful.

We have made acquisitions in the past and will continue to evaluate other acquisition opportunities that could provide us with additional product or service offerings or with additional industry expertise, assets and capabilities. Acquisitions could result in difficulties integrating acquired operations, products, technology, internal controls, personnel and management teams and result in the diversion of capital and management’s attention away from other business issues and opportunities. If we fail to successfully integrate acquisitions, including timely integration of internal controls to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, our business could be harmed. In addition, our acquisitions may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer. Acquisitions can also lead to large non-cash charges that can have an adverse effect on our results of operations as a result of write-offs for items such as acquired in-process research and development, impairment of goodwill or the recording of stock-based compensation. In addition, from time to time we make strategic venture investments in other companies that provide products and services that are complementary to ours. If these investments are unsuccessful, this could have an adverse impact on our results of operations and financial condition.

Business interruptions could adversely affect our business.

Our operations and those of our suppliers and customers are vulnerable to interruption by fire, hurricanes, earthquake, power loss, telecommunications failure, computer viruses, computer hackers, terrorist attacks, wars, military activity, labor disruptions, health epidemics and other natural disasters and events beyond our control. For example, a significant part of our third-party manufacturing is based in Taiwan, an area that has experienced earthquakes and is considered seismically active. In addition, the business interruption insurance we carry may not cover, in some instances, or be sufficient to compensate us fully for losses or damages—including, for example, loss of market share and diminution of our brand, reputation and customer loyalty—that may occur as a result of such events. Any such losses or damages incurred by us could have an adverse effect on our business.

Wars, terrorist attacks or other threats beyond our control could negatively impact consumer confidence, which could harm our operating results.

Wars, terrorist attacks or other threats beyond our control could have an adverse impact on the United States and world economy in general, and consumer confidence and spending in particular, which could harm our business, results of operations and financial condition.

Risks Related to this Offering and Ownership of Our Common and Preferred Stock

Our common stock price may be subject to significant fluctuations and volatility.

The market price of our common stock has been subject to significant fluctuations since the date of our initial public offering. Since the beginning of fiscal year 2009, our closing stock price has ranged from $1.42 on December 5, 2008 to $8.98 on February 12, 2009. These fluctuations could continue. Among the factors that could affect our stock price are:

•	the anticipated and actual results of new product introductions;

•	quarterly variations in our operating results;

•	conditions affecting our wireless carrier customers, ODMs and suppliers;

•	litigation or threats of litigation;

•	changes in revenues or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us, our customers, our suppliers or our competitors, such as new product announcements, acquisitions or restructurings;

•	actions by institutional stockholders or financial analysts;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

The stock markets in general, and the markets for high technology stocks in particular, have experienced high volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Our inability to meet analyst or market expectations could have a material adverse effect on our stock price or our business.

We recently announced that we expect declining revenues and continued margin pressure from our legacy product lines in the fourth quarter of fiscal year 2009. Similar announcements relating to anticipated revenue declines or delays in introducing new products in the future may cause our stock price to decline.

If securities or industry analysts change to a negative outlook regarding our stock or our operating results do not meet their expectations, our stock price could decline. The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our products. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Elevation Partners may exercise significant influence over Palm.

As of February 27, 2009, the Series B Preferred Stock and Series C Preferred Stock owned by Elevation Partners and its affiliates are convertible into approximately 38% of our outstanding common stock on an as-converted basis and vote on an as-converted basis with our common stock on all matters other than the election of those directors elected solely by the holders of our common stock. Additionally, Elevation Partners and its affiliates hold warrants to purchase an additional 7.0 million shares of Palm common stock, which, if converted, would bring their ownership percentage to approximately 41% as of February 27, 2009. After taking into consideration the shares of Series C Preferred Stock to be sold by Elevation Partners and its affiliates, the number of warrants to be cancelled as well as the shares of common stock they expect to purchase in connection with this offering, the beneficial ownership percentage of Elevation Partners and its affiliates is approximately 35% (assuming a public offering price per share of $6.15, which was the closing price of our common stock on March 6, 2009). The voting rights of Elevation Partners and its affiliates on an as-converted basis are capped at 39.9% of the outstanding common stock and Elevation Partners and its affiliates are prohibited from converting their Series B Preferred Stock and Series C Preferred Stock to the extent such conversion would cause the 39.9% voting limitation to be exceeded. Notwithstanding these voting and conversion limitations, Elevation Partners has the ability to significantly influence the outcome of any matter submitted for the vote of Palm stockholders. Elevation Partners may have interests that diverge from, or even conflict with, those of Palm or its stockholders.

Subject to certain exceptions, Elevation Partners has the right under the terms of an amended and restated stockholders’ agreement between Palm and Elevation Partners, or the Amended and Restated Stockholders’ Agreement, to maintain its ownership interest in Palm.

In addition, the terms of the Series B Preferred Stock and Series C Preferred Stock and the Amended and Restated Stockholders’ Agreement (other than the election of directors) provide that Elevation Partners has the right to designate a percentage of Palm’s board of directors proportional to Elevation Partners’ ownership position in Palm. Currently, Elevation Partners has the right to designate, and has designated, three of the members of our nine-member board as holders of the Series B Preferred Stock and Series C Preferred Stock.

Certain elements of our relationship with Elevation Partners and our executive officers may discourage other parties from trying to acquire Palm.

The ownership position and governance rights of Elevation Partners could discourage a third party from proposing a change of control or other strategic transaction concerning Palm. Of the nine members of our board of directors, three are Elevation designees and two members are executive officers of Palm. These governance arrangements may discourage a third party from pursuing such transactions with Palm. Also, employment arrangements with our executive officers provide for termination benefits, including acceleration of the vesting of certain equity awards if they terminate their employment for good reason or are terminated without cause following a change of control or within three months prior to a change of control of Palm. Further, in connection with certain change of control transactions in which Elevation Partners maintains a beneficial ownership percentage of at least 7.5% of the surviving entity, they are entitled to retain a seat on the board of directors of the surviving entity. As a result of these factors, our common stock could trade at prices that do not reflect a “takeover premium” to the same extent as do the stocks of similarly situated companies that do not have a stockholder with an ownership interest as large as Elevation Partners’ ownership interest.

We may not have the ability to finance the mandatory repurchase offer pursuant to the terms of the Series B Preferred Stock and/or the Series C Preferred Stock.

If certain change of control transactions occur, we will be required to make an offer to repurchase up to all of the then outstanding shares of Series B Preferred Stock and, subject to consent from the lenders under the Credit Agreement, Series C Preferred Stock, at the option and election of the holders thereof. We will have the option to pay the repurchase price in cash or, subject to certain conditions, publicly traded shares of the acquiring entity in the change of control transaction. The cash repurchase price per share is 101% of the purchase price plus accrued and unpaid dividends. The repurchase price per share, if paid in publicly traded shares of the acquiring entity, is 105% of the purchase price plus accrued and unpaid dividends. Our failure to pay the repurchase price in respect of all tendered shares for any reason, including the absence of funds legally available for such payment, would require us to pay conditional dividends, which represent a cash dividend at an annual rate equal to the prime rate of JPMorgan Chase Bank N.A. plus 4%, on each share of Series B Preferred Stock and Series C Preferred Stock. Conditional dividends will accrue and cumulate until the date on which we pay the entire repurchase price, and will be payable quarterly. For so long as conditional dividends are accruing, neither we nor any of our subsidiaries may declare or pay any dividends on our common stock, or repurchase or redeem any shares of our common stock. This may adversely affect the rights of our existing stockholders and the market price of our common stock. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

Provisions in our charter documents and Delaware law and our adoption of a stockholder rights plan may delay or prevent acquisition of us, which could decrease the value of shares of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions include a classified Board of Directors and limitations on actions by our stockholders by written consent. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock (including Series B Preferred Stock and Series C Preferred Stock outstanding on an as-converted basis). In addition, our Board of Directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our Board of Directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

Our Board of Directors adopted a stockholder rights plan, pursuant to which we declared and paid a dividend of one right for each share of common stock outstanding as of November 6, 2000. Unless redeemed by us prior to the time the rights are exercised, upon the occurrence of certain events, the rights will entitle the holders to receive upon exercise of the rights shares of our common stock, or shares of common stock of an acquiring entity, having a value equal to twice the then-current exercise price of the right. The issuance of the rights could have the effect of delaying or preventing a change in control of us.

We do not intend to pay dividends on our common stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and the repayment of indebtedness and do not anticipate declaring or paying any cash dividends for the foreseeable future. Moreover, the Credit Agreement imposes restrictions on our ability to declare and pay dividends.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 1.1 is being filed as an exhibit to the Registration Statement on Form S-3ASR (SEC File No. 333-154941) and is hereby incorporated by reference therein.

Exhibit	Description

1.1	Form of Underwriting Agreement

99.1	Press release of the Company dated March 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PALM, INC.

Date: March 9, 2009	/s/ Mary E. Doyle
Mary E. Doyle
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

1.1	Form of Underwriting Agreement

99.1	Press release of the Company dated March 9, 2009